Exhibit (a)(5)(F)

Marathon Petroleum Corp. announces final results of tender offer

FINDLAY, Ohio, June 17, 2021 – Marathon Petroleum Corp. (NYSE: MPC) today announced final results of its “modified Dutch auction” tender offer, which expired at midnight, New York City time, at the end of the day on June 14, 2021. Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, 15,573,364 shares of MPC’s common stock were validly tendered and not validly withdrawn at or below the final purchase price of $63.00 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms of the conditions of the tender offer, MPC accepted for payment an aggregate of 15,573,364 shares, representing approximately 2.4% of the shares issued and outstanding as of June 11, 2021, at a purchase price of $63.00 per share, for an aggregate purchase price of approximately $981 million, excluding fees and expenses related to the tender offer. As MPC accepted for purchase all the shares of common stock which were properly tendered and not properly withdrawn at a price at or below $63.00, there is no proration factor. The depositary will promptly pay for all the shares accepted for payment. Payment for shares purchased will be made in cash, without interest, but subject to applicable withholding taxes.

J.P. Morgan Securities LLC and Barclays Capital Inc. acted as dealer managers for the tender offer. Georgeson LLC served as information agent for the tender offer and Computershare Trust Company, N.A. served as the depositary for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson LLC, at (888) 565-5423 (toll free).

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071

Kristina Kazarian, Vice President, Investor Relations

Brian Worthington, Manager, Investor Relations

Kenan Kinsey, Analyst, Investor Relations

Media Contacts: (419) 421-3312

Jamal Kheiry, Manager, Communications

Forward-looking statements

All statements in this release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “should” or “will” or, in each case, their negative, or other variations or comparable terminology. MPC cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPC, that could cause actual results and events to differ materially from the statements made herein. For a more detailed discussion of the risks that could affect MPC’s operating results, see MPC’s filings with the SEC, including MPC’s annual report on Form 10-K and quarterly report on Form 10-Q. Copies of MPC’s Form 10-K, Forms 10-Q and other SEC filings are available on the SEC’s website, MPC’s website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC’s Investor Relations office. MPC’s actual results could differ materially from those contained in the forward-looking statements, including the payment for shares of common stock tendered in the tender offer by the depositary for the tender offer to tendering shareholders and MPC’s ability to achieve the benefits contemplated by the tender offer. Any forward-looking statements speak only as of the date of the applicable communication and MPC undertakes no obligation to update any forward-looking statements except to the extent required by applicable law.

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